Exhibit 10.1

                         RATE CAP TRANSACTION AGREEMENT

     This Agreement is made as of August 1, 2006 (the "Trade Date"), by and among LASALLE BANK NATIONAL ASSOCIATION (the "Floating Rate Payer") and STANDARD PARKING CORPORATION (the "Fixed Rate Payer").

     WHEREAS, the Fixed Rate Payer desires to enter into an arrangement for the purpose of limiting its interest expense on certain existing floating rate liabilities; and

     WHEREAS, the Floating Rate Payer desires to enter into such an arrangement with the Fixed Rate Payer;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Payment of Fixed Amount. The Fixed Rate Payer agrees to pay to the Floating Rate Payer a Fixed Amount USD 300,000.00 on or before August 3, 2006 (the "Fixed Rate Payer Payment Date"), in consideration of the Floating Rate Payer agreeing to make a payment to the Fixed Rate Payer for each Calculation Period (as defined below) during which the Floating Rate (as defined below) exceeds the Cap Rate (as defined below).

     2. Payment of Floating Amounts. The Floating Rate Payer agrees to make a payment of the Floating Amount (as defined below) on each Floating Rate Payer Payment Date (as defined below) in immediately available funds at such location as the Fixed Rate Payer shall direct. For each Floating Rate Payer Payment Date, the Floating Rate Payer shall deliver to the Fixed Rate Payer a notice containing a computation of the Floating Amount payable.

     3. Definitions. The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swap Dealers Association, Inc.) are incorporated by reference into this Agreement. In the event of any inconsistency between those definitions and provisions and the provisions of this Agreement, the provisions of this Agreement shall govern.

              (a) "Business Day" shall mean a day on which banks are open in New York for the transaction of general commercial banking business and on which dealings may be carried on in the London interbank eurodollar market.

              (b)       "Calculation Agent" shall mean the Floating Rate Payer.

              (c) "Calculation Period" shall mean each period from, and including, one Floating Rate Payer Payment Date to, but excluding, the next following Floating Rate Payer Payment Date, except that (i) the initial Calculation Period will commence on, and include, the Effective Date, and
     (ii) the final Calculation Period will end on, but exclude, the Termination Date.

              (d)       "Cap Rate" shall mean 5.75%.

              (e)       "Designated Maturity" shall mean 3 Months.

              (f) "USD" and the sign "$" mean lawful currency of the United States of America.

              (g)       "Effective Date" shall mean August 4, 2006.

              (h)       "Floating  Amount"  with   respect  to  any  Calculation
     Period shall mean an amount equal to (i) the amount by which the interest earned on the Notional Amount for the Calculation Period at the Floating Rate would exceed (ii) the amount of interest which would have been earned on the Notional Amount for the Calculation Period at the Cap Rate, all said calculations being based on a Floating Rate Day Count Fraction of Actual/360. (If the amount calculated in clause (i) shall be less than the amount calculated under clause (ii), the Floating Amount for said Calculation Period shall be zero).

              (i) "Floating Rate" means (i) with respect to the initial Calculation Period, the rate determined for the Floating Rate Option two
     (2) London Banking Days prior to the Effective Date for value on the Effective Date; and (ii) with respect to any subsequent Calculation Period, the rate determined with respect to such period for the Floating Rate Option.

              (j)       "Floating Rate Option" shall mean USD-LIBOR-BBA

              (k) "Floating Rate Payer Payment Date" shall mean the 4th day of each November, February May and August, commencing on November 4, 2006 and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

              (l)       "Notional Amount" shall mean USD 50,000,000.00.

              (m) "Reset Date" shall mean each Floating Rate Payer Payment Date to, but not including, the Termination Date.

              (n)       "Termination Date" shall mean August 4, 2009.

     4. Representations and Warranties - The Fixed Rate Payer. The Fixed Rate Payer hereby represents and warrants to the Floating Rate Payer that:

              (a) The Fixed Rate Payer is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization and such jurisdiction is a State of the United States of America.

              (b) The Fixed Rate Payer has the corporation power and authority to own its property and assets and to carry on its business as currently conducted.

              (c) The Fixed Rate Payer has the corporation power to execute, deliver and perform this Agreement.

              (d) The execution, delivery and performance of this Agreement (i) have been duly authorized by all requisite corporate or organizational action on the part of the Fixed Rate Payer and (ii) will not
     (A) violate (1) any provision of law, (2) the constitutional documents of the Fixed Rate Payer, (3) any applicable order of any court or agency of government or (4) any indenture, agreement or other instrument to which the Fixed Rate Payer is a party or by which the Fixed Rate Payer or any of its property or assets is bound, (B) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which the Fixed Rate Payer is a party or by which the Fixed Rate Payer or any of its property or assets is bound or (C) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Fixed Rate Payer.

              (e) This Agreement has been duly executed and delivered by the Fixed Rate Payer and constitutes a legal, valid and binding obligation of the Fixed Rate Payer, enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency or similar laws from time to time in effect).

              (f) No action, consent or approval of, or registration or filing with, or any other action by any governmental agency, bureau, commission or court has been required in connection with the execution, delivery and performance by the Fixed Rate Payer of this Agreement, or if so required, such registration or filing has been made, such consent or approval has been given or such other appropriate action has been taken.

     5. Representations and Warranties - The Floating Rate Payer. The Floating Rate Payer hereby represents and warrants to the Fixed Rate Payer that:

              (a) The Floating Rate Payer is a bank organized or formed under the laws of the United States of America.

              (b)       The   Floating   Rate   Payer  has   the   corporate  or
     organizational power and authority to own its property and assets and to carry on its business as currently conducted.

              (c)       The   Floating   Rate   Payer  has   the   corporate  or
     organizational power to execute, deliver and perform this Agreement.

              (d) The execution, delivery and performance of this Agreement (i) have been duly authorized by all requisite corporate or organizational action on the part of the Floating Rate Payer and (ii) will not (A) violate (1) any provision of law, (2) the constitutional documents of the Floating Rate Payer, (3) any applicable order of any court or agency of government or (4) any indenture, agreement or other instrument to which the Floating Rate Payer is a party or by which the Floating Rate Payer or any of its property or assets is bound, (B) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which the Floating Rate Payer is a party or by which the Floating Rate Payer or any of its property or assets is bound or (C) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Floating Rate Payer.

              (e) This Agreement has been duly executed and delivered by the Floating Rate Payer and constitutes a legal, valid and binding obligation of the Floating Rate Payer, enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency or similar laws from time to time in effect).

              (f) No action, consent or approval of, or registration or filing with, or any other action by any governmental agency, bureau, commission or court has been required in connection with the execution, delivery and performance by the Floating Rate Payer of this Agreement, or if so required, such registration or filing has been made, such consent or approval has been given or such other appropriate action has been taken.

     6. Assignment and Transfer. Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party and any purported assignment in violation of this Section shall be void; provided, however, that the consent to transfer shall not be unreasonably withheld.

     7. Other Provisions Relating to the Fixed Amount. In no event shall the Fixed Amount (or any portion thereof) paid to the Floating Rate Payer pursuant to Section 1 hereof be refundable, provided that nothing contained herein shall be deemed to constitute a waiver by the Fixed Rate Payer of any of its rights to collect damages from, or to enforce other remedies against, the Floating Rate Payer in the event that the Floating Rate Payer fails to perform its obligations hereunder.

     8. Amendments and Waivers. No amendment, modification or waiver with respect to this Agreement will be effective unless in writing and executed by each of the parties hereto.

     9. Notices. All notices, requests and other communications to either party hereunder shall be in writing and shall be given to such party at its address, telex or telecopier number set forth on the signature page hereof or such other address, telex or telecopier number as such party may hereafter specify for the purpose of notice to the other party.

     10. Termination. This Agreement shall terminate on the Termination Date, subject to any applicable requirement for payment as set forth in Section 2 hereof.

     11. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     12. Authorization Documents. Upon the execution of this Agreement, the Fixed Rate Payer shall promptly deliver to the Floating Rate Payer, certified evidence of the authority, incumbency and specimen signature of each authorized person executing this Agreement on its behalf.

     13.      Account Details:

     Payments to the Floating Rate Payer:         LaSalle Bank National
                                                  Association will debit your
                                                  DDA account #5800155565

     Payments to the Fixed Rate Payer:            LaSalle Bank National
                                                  Association will credit your
                                                  DDA account #5800155565

     14. Set-off. Upon the occurrence of any default by the Fixed Rate Payer with respect to any indebtedness or other amounts payable by the Fixed Rate Payer to the Floating Rate Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreements between the Fixed Rate Payer and the Floating Rate Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party, the Floating Rate Payer may at its option (but shall not be obligated to) reduce such amounts by its setoff of such amounts against any amount(s) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Floating Rate Payer to the Fixed Rate Payer hereunder. For purposes hereof, if a payment obligation is unascertained, the Floating Rate Payer may in good faith estimate that obligation and setoff in respect of the estimate, subject to an accounting when the obligation is ascertained.

     15. Relationship Between the Parties. Each party represents to the other party that:

              (a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanation related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

              (b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

              (c) Status of Parties. The other party is not acting as a fiduciary or an advisor to it in respect of this Transaction.

     16. Waiver of Jury Trial. Each party irrevocably waives any and all right to trial by jury in any legal proceeding instituted in connection with this Agreement or this Transaction to the fullest extent permitted by law. As to any matter for which a jury trial cannot be waived, each party agrees not to assert any such matter as a cross claim or counterclaim in, nor move to consolidate the same with, any legal proceeding in which a jury trial is waived."

     17.      IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person that opens an account.

     When you open an account, we will ask for the business' full legal name, street address, and tax identification number and other information that will assist us in identifying the business. We may also ask for other identifying information such as your date of birth and a copy of your driver's license.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LASALLE BANK NATIONAL ASSOCIATION


By:  /s/ Lily Levin                             By:  /s/ Janet Lewis
     ---------------------------                     ---------------------------
     Name:    Lily Levin                             Name:    Janet Lewis
     Title:   Vice President                         Title:   Vice President

Address:      540 West Madison Avenue
              Suite 2132
              Chicago, IL  60661

Attention:    Treasury Documentation
Facsimile:    312-992-5847
Phone:        312-992-5842


STANDARD PARKING CORPORATION


By:  /s/ G. Marc Baumann
     ---------------------------
     Name:    G. Marc Baumann
     Title:   Chief Financial Officer

Address:      900 N. Michigan
              Suite 1600
              Chicago, IL  60611

Attention:    Marc Baumann
Facsimile:    312-640-8228
Telephone:    312-274-2199